Dated: May 10, 2007
Filed Pursuant to Rule 433
Registration Statement No. 333-132201


Toyota Motor Credit Corp

Lead Manager			ABN AMRO Incorporated

Issuer				Toyota Motor Credit Corp

Tenor				18 months

Ratings (Moody's/ S&P)		Aaa/AAA

Principal Amount		$30,000,000

Structure			Floating Rate Note

Pricing Date			May 10, 2007

Settlement Date			May 15, 2007

Maturity Date			November 17, 2008

Benchmark Security		3-month Libor

Day Count Convention		ACT/360

Business Day Convention		Modified Following Business Day

Interest Reset Date		Quarterly

Interest Determination Date	2 London Business Days Prior to Each Interest
				Reset Date

Holidays			London & New York

Minimum Denominations		1,000 / 1,000

Coupon				3ML -6 bp

All-in Spread to $Libor		3ML -4 bp

Price to Public			$100.000

Price to Issuer			$99.970

Proceeds to Issuer		$29,991,000

First Coupon Payment Date	August 17, 2007

Coupon Payment Dates		August 17th 2007, November 19th 2007,
				February 19th 2008 & May 19th 2008,
				August 18th 2008 & November 17th 2008

Cusip						89233PF68

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-888-226-3756.
Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.